Exhibit 4.6

CONFORMED COPY

Amended and Restated Programme Agreement Reuters Group PLC as Issuer and Guarantor and Reuters Finance PLC as Issuer £1,000,000,000 Euro Medium Term Note Programme

9 June 2006

APPENDIX A	22
INITIAL DOCUMENTATION LIST	22
APPENDIX B	24
SELLING RESTRICTIONS	24
APPENDIX C	27
PART I	27
FORM OF DEALER ACCESSION LETTER - PROGRAMME	27
PART II	28
FORM OF CONFIRMATION LETTER - PROGRAMME	28
PART III	29
FORM OF DEALER ACCESSION LETTER - NOTE ISSUE	29
PART IV	30
FORM OF CONFIRMATION LETTER - NOTE ISSUE	30
APPENDIX D	31
LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT OF THE PROGRAMME	31
APPENDIX E	32
FORM OF SUBSCRIPTION AGREEMENT	32
SIGNATORIES	36

THIS AGREEMENT is made on 9 June 2006

BETWEEN:

(1)	REUTERS GROUP PLC (“RG" and an “Issuer”);

(2)	REUTERS FINANCE PLC (“RF”, an “Issuer” and together with RG, the “Issuers”); and

(3)
ABN AMRO BANK N.V., CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE SECURITIES (EUROPE) LIMITED, HSBC BANK plc, J.P. MORGAN SECURITIES LTD., MORGAN STANLEY & CO. INTERNATIONAL LIMITED and UBS LIMITED (the “Initial Dealers”).

RECITALS

(A)
RG established a euro medium note programme on 16 December 1998, in connection with which, RG and certain dealers entered into an amended and restated programme agreement dated 7 November 2003 (“Principal Programme Agreement”).

(B)	By resolutions of its Board of Directors, dated 24 October 2003 and a duly authorised committee of such Board of Directors dated 6 November 2003, RF has resolved to join the Programme as an Issuer.

(C)
By a resolution of its Board of Directors, dated 21 October 2003, RG (in such capacity, the “Guarantor”) has resolved to unconditionally and irrevocably guarantee pursuant to the terms of the Guarantee the issue of any Notes by RF under the Programme.

(D)	The parties hereto have agreed to make certain modifications to the Principal Programme Agreement.

(E)
This Agreement amends and restates the Principal Programme Agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to this Agreement. This does not affect any Notes issued under the Programme prior to the date of this Agreement.

(F)	The parties wish to record the arrangements agreed between them in relation to the sale by the Issuers and the purchaser by Dealers from time to time of Notes.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	For the purposes of this Agreement. except where the context requires otherwise:

“Agency Agreement” means the amended and restated agreement dated 9 June 2006 between the Issuers, the Guarantor, the Trustee, the Agent and the other Paying Agents referred to therein under which, amongst other things, the Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme;

“Agent” means Citibank, N.A. as Agent under the Agency Agreement and any successor agent appointed in accordance with the Agency Agreement;

“Agreement Date” means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in clause 2 which, in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of all the parties thereto;

“Agreements” means each of this Programme Agreement, the Trust Deed and the Agency Agreement;

“Arranger” means J.P. Morgan Securities Ltd. and any entity appointed by the Issuers as an arranger for the Programme or by the relevant Issuer in respect of any particular issue of Notes under the Programme and references in this Agreement to the “Arranger” shall be references to the relevant Arranger;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Competent Authority” means the UK Listing Authority and references in this Agreement to the “Relevant Competent Authority” shall, in relation to any Notes, be references to the competent authority relating to the Stock Exchanges on which the Notes are from time to time, or will be, listed or admitted to trading;

“Confirmation Letter” means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Appendix C hereto; and

(b)
in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Appendix C hereto;

“Credit Rating Agencies” means Moody’s Investors Service Limited and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.;

“Dealer” means each of the Initial Dealers (including J.P. Morgan Securities Ltd. in its capacity as Arranger) and any New Dealer and excludes any entity whose appointment has been (i) terminated pursuant to clause 10 or (ii) lapsed according to its terms, and references in this Agreement to the “relevant Dealer” shall, in relation to any Note, be references to the Dealer or Dealers with whom the relevant Issuer has, and in the case of an issue by RF, RF and RG have, agreed the issue and purchase of such Note;

“Dealer Accession Letter” means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto; and

(b)
in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Appendix C hereto;

“Directive” includes any present or future directive, regulation, rule or credit restraint programme of any relevant agency, authority, central bank, department, government, legislature, minister, ministry, official, public or statutory corporation, self-regulating organisation or stock exchange;

“Euroclear” means Euroclear Bank S.A./N.V. as operator of the Euroclear System;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Final Terms” means the final terms supplement issued in relation to each Tranche of Notes (substantially in the form of Annex C to the Procedures Memorandum) as a supplement to the Prospectus and giving details of that Tranche and, in respect of any particular Tranche of Notes, “applicable Final Terms” means the Final Terms applicable to that Tranche;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means RG and its consolidated subsidiaries;

“Guarantee” means the guarantee of the Notes set out in the Trust Deed and appearing on the face of the Notes;

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (IASB) and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time);

“Initial Documentation List” means the lists of documents set out in Appendix A to this Agreement;

“Issue Date” means, in respect of any Note, the date of issue and purchase of such Note pursuant to and in accordance with this Agreement or any other agreement between the relevant Issuer and in the case of an issue by RF, RF and RG and the relevant Dealer(s), being in the case of any Definitive Note represented by a Global Note, the same date as the date of issue of the Global Note which initially represents the Note;

“Lead Manager” means, in relation to any Tranche of Notes, the person named as the Lead Manager in the applicable Subscription Agreement or where only one Dealer signs such Subscription Agreement, such Dealer;

“Listing Agent” means, in relation to any Notes which are, or are to be, listed or admitted to trading on a Stock Exchange or any other relevant authority or authorities other than the London Stock Exchange, such listing agent as the relevant Issuer may from time to time appoint for the purposes of liaising with such Stock Exchange or other relevant authority or authorities;

“London Stock Exchange” means the London Stock Exchange plc or such other body to which its functions have been transferred;

“Market Abuse Directive” means Directive 2003/6/EC;

“New Dealer” means any entity appointed as an addition Dealer in accordance with clause 11;

“Note” means a note issued or to be issued by an Issuer pursuant to this Agreement, which Note may be represented by a Global Note or be in definitive form including any receipts, coupons or talons relating thereto;

“Official List” means the official list of the UK Listing Authority;

“Procedures Memorandum” means the Operating and Administrative Procedures Memorandum as amended or varied from time to time (in respect of any Tranche) by agreement between the relevant Issuer and in the case of an issue by RF, RF and RG and the relevant Dealer or Lead Manager with the approval in writing of the Agent;

“Programme” means the Euro Medium Term Note Programme established on 16 December 1998;

“Prospectus” means the prospectus dated 9 June 2006 prepared in connection with the Programme and constituting a base prospectus for the purposes of Article 5.4 of the Prospective Directive (which term shall include those documents incorporated therein by reference from time to time as provided therein) as from time to time amended, supplemented or replaced (but not including any information or documents replaced or superseded by any information so subsequently included or incorporated) except that:

(a)	in relation to each Tranche of Notes only the applicable Final Terms shall be deemed to be included in the Prospectus; and

(b)
for the purpose of clause 4.3 in respect of the Agreement and the Issue Date, the Prospectus means the Prospectus as at the Agreement Date, but without prejudice to (a) above not including any subsequent revision, supplement or amendment to it or incorporation of information in it;

“Prospectus Directive” means the Directive 2003/71/EC;

“Prospectus Regulation” means Commission Regulation (EC) No 804/2004 implementing the Prospectus Directive;

“Prospectus Rules” means in respect of the Notes to be admitted to the Official List and to trading on the London Stock Exchange’s Gilt Edged and Fixed Market, the prospectus rules made under the FSMA;

“Relevant Party” means each Dealer, each of their respective affiliates and each person who controls them (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Stock Exchange” means the London Stock Exchange or any other stock exchange(s) on which any Notes may from time to time be listed, and references in this Agreement to the “relevant Stock Exchange” shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed;

“Subscription Agreement” means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or in such other form as may be agreed between the relevant issuer, the Guarantor (if applicable) and the Lead Manager which agreement shall be supplemental to this Agreement;

“Trust Deed” means the Trust Deed dated 7 November 2003 (such Trust Deed as modified and/or supplemented and/or restated from time to time) between RF, RG and the Trustee pursuant to which Notes will, on issue, be constituted and which sets out the terms and conditions upon and subject to which the Trustee has agreed to act as trustee and any trust deed or other document executed by RF and RG and the Trustee in accordance with the provisions thereof and expressed to be supplemental thereto; and

“Trustee” means Citicorp Trustee Company Limited and shall, whenever the context so admits, include such company and/or any other trustee or trustees for the time being for the holders of the Notes under the Trust Deed.

1.2
Terms and expressions defined in the Trust Deed, the Agency Agreement, the Conditions and/or the applicable Final Terms and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

1.3	In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

1.4	All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

1.5
All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Trust Deed, the Agency Agreement, any Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time including, but without prejudice to the generality of the foregoing, this Agreement as supplemented by an Subscription Agreement.

1.6
Words denoting the singular number only shall include the plural number also and vice versa; words denoting the masculine gender only shall include the feminine gender also, and words denoting persons only shall include firms and corporations and vice versa.

1.7
All reference in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the relevant Issuer, the Trustee and the Agent.

1.8
All reference in this Agreement to “listing” and “listed” in relation to any Notes which are to have a “listing or be “listed” (i) on the London Stock Exchange, shall be construed to mean that Notes have been admitted to the Official List and admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market; and (ii) on other Stock Exchange in a jurisdiction within the European Economic Area, listing and listed shall be construed to mean that the Notes have been admitted to trading on a market within that jurisdiction which is a regulated market for the purposes of the Investment Services Directive (Directive 93/22/EEC).

1.9
References in this Agreement to “consolidated” in relation to the Issuer shall, if it prepares both consolidated accounts and non-consolidated accounts in accordance with IFRS accounting principles be construed as references to “consolidated and non-consolidated”.

1.10	References in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

2.	AGREEMENTS TO ISSUE AND PURCHASE NOTES

2.1
Subject to the terms and conditions of this Agreement, each Issuer and in the case of an issue by RF, RF and the Guarantor may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

2.2
Unless otherwise agreed between the parties, on each occasion upon which an Issuer and in the case of an issue by RF, RF and RG and any Dealer agree on the terms of the issue by such Issuer and purchase by such Dealer of one or more Notes:

(a)
such Issuer shall cause such Notes which shall be initially represented by a Temporary Global Note or a Permanent Global Note, as indicated in the applicable Final Terms, to be issued and delivered to a common depositary for Euroclear and Clearstream, Luxembourg on the agreed Issue Date;

(b)
the securities account of the relevant Dealer with Euroclear and/or Clearstream, Luxembourg (as specified by the relevant Dealer) will be credited with such Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

(c)
the relevant Dealer or, as the case may be, the Lead Manager shall, subject to such Notes being so credited, cause the net purchase moneys for such Notes to be paid in the relevant currency by transfer of funds to the designated account of the Agent or (in the case of syndicated issues) the designated account of such Issuer with Euroclear and/or Clearstrearn, Luxembourg so that such payment is credited to such account for value on such Issue Date, as described in the Procedures Memorandum.

2.3
Unless otherwise agreed between the relevant Issuer and in the case of an issue by RF, RF and RG and the relevant Dealers, where more than one Dealer has agreed with the relevant Issuer and in the case of an issue by RF, RF and RG to purchase a particular

Tranche of Notes pursuant to this clause, the obligations of such Dealers so to purchase the Notes shall be joint and several.

2.4
Where the relevant Issuer agrees with two or more Dealers to issue and such Dealers agree to purchase, Notes on a syndicated basis, the relevant Issuer and the Guarantor (if applicable) shall enter into a Subscription Agreement with such Dealers. The relevant Issuer and the Guarantor (if applicable) may also enter into a Subscription Agreement with one Dealer only. For the avoidance of doubt, the Agreement Date in respect of such issue shall be the date on which the Subscription Agreement is signed on behalf of all parties thereto.

2.5
The procedures which the parties intend should apply for the purposes of issues of Notes not to be subscribed pursuant to a Subscription Agreement are set out in Annex A, Part 1 of the Procedures Memorandum. The procedures which the parties intend should apply for the purposes of issues to be subscribed pursuant to a Subscription Agreement are set out in Annex A, Part 2 of the Procedures Memorandum.

2.6
Each Issuer acknowledges and agrees that any issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions, Directives, consents, approvals or reporting requirements apply may only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time.

2.7
Each Dealer acknowledges that each Issuer may sell Notes issued under the Programme to any institution which has not become a Dealer pursuant to clause 11. Each Issuer, and in the case of an issue by RF, the Guarantor hereby undertake to each of the Dealers that it will, in relation to any such sales, comply with the restrictions and agreements set out in Appendix B hereto as if it were a Dealer.

2.8
The relevant Issuer will procure that any Dealer may at any time obtain from the Agent details of the outstanding principal amount of Notes of any Series issued by it in relation to which such Dealer is a relevant Dealer.

2.9	Time shall be of the essence of any agreement reached pursuant to this clause 2.

3.	CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

3.1	First issue

Before an Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes, each Dealer shall have received, and found satisfactory (in its reasonable opinion), all of the documents and confirmations described in Part I of the Initial Documentation List. Any Dealer must notify the Arranger and the relevant Issuer within ten London business days of receipt of the documents and confirmations described in Part I of the Initial Documentation List if it considers any such document or confirmation to be unsatisfactory in its reasonable opinion and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

3.2	Each issue

The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to clause 2 are conditional upon:

(a)
there having been, as at the proposed Issue Date, no occurrence of any event making untrue, inaccurate or incorrect to an extent which is material as aforesaid any of the warranties contained in clause 4 (as if such representations and warranties were repeated on such date with reference to then existing circumstances taking into account the issue of such Notes);

(b)
there being no outstanding breach which is material in the context of the issue of the Notes, of any of the obligations of the relevant Issuer and the Guarantor (if applicable) under this Agreement, the Trust Deed, the Agency Agreement or any Notes which has not been expressly waived by the relevant Dealer on or prior to the proposed Issue Date;

(c)
subject to clause 12, the aggregate nominal amount (or, in the case of Notes denominated in a currency other than pounds sterling, the pounds sterling equivalent (determined as provided in clause 3.5) of the aggregate nominal amount) of the Notes to be issued, when added to the aggregate nominal amount (or, in the case of Notes denominated in a currency other than pounds sterling, the pounds sterling equivalent (determined as aforesaid) of the aggregate nominal amount) of all Notes outstanding (as defined in the Trust Deed) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding £1,000,000,000 (or its equivalent in other currencies as determined pursuant to clause 3.5;

(d)
in the case of Notes which are intended to be listed, the relevant authority or authorities having agreed on or prior to the Issue Date to list such Notes, subject only to the issue of the relevant Notes;

(e)
there having been, between the Agreement Date and the Issue Date for such Notes, in the opinion of the relevant Dealer after consultation with the relevant Issuer if practicable, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the opinion of the relevant Dealer be likely to prejudice materially the success of the offering and distribution of the Notes proposed to be issued or dealings in the Notes on the secondary market;

(f)
there being in full force and effect all governmental or regulatory resolutions, approvals or consents required for the relevant Issuer to issue the Notes and (if applicable) for the Guarantor to give the Guarantee in respect of the Notes on the proposed Issue Date and for the relevant Issuer to fulfil its obligations under such Notes and (if applicable) for the Guarantor to fulfil its obligations pursuant to the terms of the Guarantee and the relevant Issuer and (if applicable) the Guarantor having delivered to the relevant Dealer (and, to the extent not previously delivered, to the Arranger) certified copies of such resolutions. approvals or consents and, where applicable, certified English translations thereof;

(g)
the forms of the Final Terms, the applicable Global Notes (including, if applicable, the Guarantee to be enfaced thereon), Notes in definitive form (including, if applicable, the Guarantee to be enfaced thereon) and Receipts, Coupons or Talons (each as applicable) in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the relevant Issuer, the Guarantor (if applicable) the relevant Dealer, the Trustee and the Agent;

(h)	the relevant currency being accepted for settlement by Euroclear and Clearstream Luxembourg;

(i)	the delivery to the Common Depositary of the Temporary Global Note and/or the Permanent Global Note representing the relevant Notes as provided in the Agency Agreement;

(j)
no meeting of the holders of the Notes (or any of them) to consider matters which might in the reasonable opinion of the relevant Dealer or the Lead Manager be considered to be material in the context of the issue of such Notes having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and the relevant Issuer and the Guarantor (if applicable) not being aware of any circumstances which are likely to lead to the convening of such a meeting by it;

(k)
the relevant Issuer delivering to the relevant Dealer (or, in the case of Notes issued on a syndicated basis, the Lead Manager on behalf of the relevant Dealers) such opinions, documents and certificates as such Dealer or Lead Manager, as the case may be, agrees with the relevant Issuer and in the case of an issue by RF, RF and RG prior to the Agreement Date; and

(l)	any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made.

In the event that any of the foregoing conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the relevant Issuer and in the case of an issue by RF, RF and RG to be released and discharged from its obligations under the agreement reached under clause 2.

3.3	Waiver

Subject to the discretion of the Lead Manager as provided in the Subscription Agreement, any Dealer, on behalf of itself only, may by notice in writing to the relevant Issuer and in the case of an issue by RF, RF and the Guarantor waive any of the conditions precedent contained in clause 3.2 (save for the condition precedent contained in clause 3.2(c)), in so far as they relate to an issue of Notes to that Dealer.

3.4	Updating of legal opinions

On each occasion when the Prospectus is updated or amended pursuant to clause 5(2)(a), each Issuer will procure that further legal opinions, in such form and with such content as the Dealers may reasonably require, are delivered, at the expense of the relevant Issuer and in the case of RF, failing whom, RG, to the Dealers and the Trustee from legal advisers (approved by the Dealers) in England.

In addition, on such other occasions as a Dealer agrees with an Issuer, the relevant Issuer and in the case of RF, failing whom, RG will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered, at the expense of the relevant Issuer and in the case of RF, failing whom, RG to the Dealers and the Trustee from legal advisers (approved by the Dealers) in England. If at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions by the relevant Dealer in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

3.5	Determination of amounts outstanding

For the purposes of clause 3.2(c):

(a)
the pounds sterling equivalent of Notes denominated in another Specified Currency (as set out in the relevant Final Terms) (which in the case of Dual Currency Notes, shall be so if the subscription monies are not paid in pounds sterling) shall be determined, at the discretion of the relevant Issuer, either as of the Agreement Date for such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London, in each case on the basis of the spot rate for the sale of the pounds sterling against the purchase of such Specified Currency in the London foreign exchange market quoted by any leading international bank selected by the relevant Issuer on the relevant day of calculation;

(b)
the pounds sterling equivalent of Dual Currency Notes, Index Linked Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of such Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

(c)
the pounds sterling equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner specified above by reference to the nominal amount of the relevant issue.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	As at the date of this Agreement, RG hereby represents, warrants and undertakes to the Dealers and each of them as follows:

(a)
that the audited consolidated financial statements of the Group for the three most recent financial years were prepared in accordance with the requirements of law and with accounting principles required for the purposes of the Prospectus Regulation consistently applied and that they give a true and fair view of (i) the consolidated financial condition of the Group as at the date to which they were prepared (the “relevant date”) and (ii) the consolidated results of operations and changes in the financial position of the Group for the financial year ended on the relevant date and that there has been no material adverse change nor any development or event involving a prospective material adverse change of which RG is, or might reasonably be expected to be, aware in the consolidated condition (financial or otherwise) of the Group since the most recent relevant date, except as disclosed in the Prospectus;

(b)
that the Prospectus contains all the information relating to RF, to it and to the Group and the Notes to be issued or guaranteed by it required by section 87A of the FSMA and otherwise complies with the Prospectus Rules and also contains all the information relating to RF, to it and to the Group and the Notes to be issued or guaranteed by it required by English law and regulations and otherwise complies with such law and regulations to the extent applicable to the Programme;

(c)
that it has been duly incorporated and is validly existing under English law (and the laws of any other jurisdiction in which it carries on business) with full power and authority and legal capacity to own, lease and operate its properties and conduct its business and, in its capacity as an Issuer, to issue the Notes upon the terms and conditions set out in the Notes and the Agreements and, in its capacity as Guarantor, to give the Guarantee in respect of the Notes issued by RF and, in each case, execute and perform its obligations under the Notes and the Agreements to which it is a party;

(d)
that the issue of Notes and the execution and delivery of the Agreements by it, in its capacity as an Issuer, and the giving of the Guarantee, in its capacity as Guarantor, have been duly authorised by it and, in the case of Notes, upon due execution, issue and delivery in accordance with the Trust Deed and the Agency Agreement, will constitute, and, in the case of the Agreements constitute, its legal, valid and binding obligations enforceable in accordance with their respective terms subject as specified in the most recent English legal opinion provided to the Dealers and the Trustee pursuant to this Agreement;

(e)
that the execution and delivery of the Agreements, the issue, offering and distribution of Notes and the performance of the terms of any Notes and the Agreements by it will not infringe any English law or regulation and are not contrary to the provisions of its memorandum and articles of association and will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or order to which it is a party or by which it or its property is bound;

(f)
that no Event of Default is subsisting in relation to any outstanding Note issued or guaranteed (if applicable) by it and no event has occurred which might constitute (after an issue of such Notes) an Event of Default thereunder;

(g)
that, save as described in the Prospectus or as otherwise disclosed in writing by it to the Dealers, no action or proceeding of or before any court or administrative tribunal has been commenced against any member of the Group or, to the best of its knowledge and belief, is threatened, which (i) would restrain or affect the execution and delivery by each of it and RF of the Agreements to which it and RF are parties or the performance and compliance by each of it and RF of, and with, the obligations expressed to be assumed by each of them respectively therein or the legality, validity or enforceability thereof, or (ii) which would be reasonably expected to succeed and, if successful, to have a material adverse effect on the financial position of the Group;

(h)
that no consents, approvals, authorisations, orders, filings, registrations or qualifications of or with any court or governmental authority in the United Kingdom is required and no other action or thing (including, without limitation. the payment of any stamp or other similar tax or duty) is required to be taken, fulfilled or done by it or RF, as the case may be, for or in connection with (i) the execution, issue and offering of Notes under the Programme and compliance by it or RF, as the case may be, with the terms of any Notes issued by it under the Programme or (ii) the execution and delivery of, and compliance with the terms of, the Agreements;

(i)
that all corporate approvals and authorisations required by it and RF, as the case may be, for or in connection with (i) the execution, issue and offering of Notes under the Programme, and compliance by it or RF, as the case may be, with the terms of any Notes issued under the Programme and (ii) the execution and delivery of, and compliance with the terms of, the Agreements have been obtained and are in full force and effect;

(j)
its obligations to pay the principal of and interest on the Notes issued by it and its obligations under the Guarantee in respect of Notes issued by RF are, or when incurred will be, its direct, unconditional and unsecured obligations ranking pari passu in all respects and rateably, without preference or priority by reason of date of issue, currency of payment or otherwise, with all its other unsecured and unsubordinated obligations (whether outstanding at the date hereof or hereafter);

(k)
that none of it, its affiliates and any persons acting on any of their behalf (which for the avoidance of doubt shall not include any Dealer), has engaged or will engage in any directed selling efforts (as defined in Rule 902(c) under the Securities Act) with respect to the Notes issued or guaranteed (if applicable) by it;

(l)
that it, its affiliates and each person acting on any of their behalf (which for the avoidance of doubt shall not include any Dealer) have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act; with respect to the Notes issued or guaranteed (if applicable) by it; and

(m)
that in relation to each Tranche of Notes issued or guaranteed (if applicable) by it; for which a Dealer is named as a Stabilising Manager in the applicable Final Terms, it has not issued and will not issue, without the prior consent of that Dealer, any press or other public announcement referring to the proposed issue of such Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes to be issued.

4.2	As at the date of this Agreement, RF hereby represents, warrants and undertakes to the Dealers and each of them as follows:

(a)
when prepared the audited non-consolidated financial statements of RF for the most recent financial year will be prepared in accordance with the requirements of law and with accounting principles required for the purposes of the Prospectus Regulation consistently applied and they will give a true and fair view of (i) the non-consolidated financial condition of RF as at the date to which they will be prepared (the “relevant date”) and (ii) the consolidated results of operations and changes in the financial position of RF for the financial year ended on the relevant date and that there has been no material adverse change nor any development or event involving a prospective material adverse change of which RF is, or might reasonably be expected to be, aware in the non-consolidated condition (financial or otherwise) of RF since its incorporation (in the case of the period prior to the preparation of such financial statements) or (in the case of the following period) since the most recent relevant date, except as disclosed in the Prospectus;

(b)
that the Prospectus contains all the information relating to it and the Notes to be issued by it required by section 87A of the FSMA and otherwise complies with the Prospectus Rules and also contains all the information relating to it and the Notes to be issued by it required by English law and regulations and otherwise complies with such law and regulations to the extent applicable to the Programme;

(c)
that it has been duly incorporated and is validly existing under English law (and the laws of any other jurisdiction in which it carries on business) with full power and authority and legal capacity to own, lease and operate its properties and conduct its business and to issue the Notes upon the terms and conditions set out in the Notes issued by it and the Agreements and execute and perform its obligations under the Notes issued by it and the Agreements to which it is a party;

(d)
that the issue of Notes by it and the execution and delivery of the Agreements by it have been duly authorised by it and, in the case of Notes, upon due execution, issue and delivery in accordance with the Trust Deed and the Agency Agreement, will constitute, and, in the case of the Agreements constitute, its legal, valid and binding obligations enforceable in accordance with their respective terms subject as specified in the most recent English legal opinion provided to the Dealers and the Trustee pursuant to this Agreement;

(e)
that the execution and delivery of the Agreements, the issue, offering and distribution of Notes and the performance of the terms of any Notes and the Agreements by it will not infringe any English law or regulation and are not contrary to the provisions of its memorandum and articles of association and will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or order to which it is a party or by which it or its property is bound;

(f)	that no Event of Default is subsisting in relation to any outstanding Note issued by it and no event has occurred which might constitute (after an issue of such Notes) an Event of Default thereunder;

(g)
that, save as described in the Prospectus or as otherwise disclosed in writing by it to the Dealers, no action or proceeding of or before any court or administrative tribunal has been commenced against it or, to the best of its knowledge and belief, is threatened, which (i) would restrain or affect the execution and delivery by it of the Agreements to which it is a party or the performance and compliance by it of, and with, the obligations expressed to be assumed by it therein or the legality, validity or enforceability thereof, or (ii) which would be reasonably expected to succeed and, if successful, to have a material adverse effect on its financial position;

(h)
that no consents, approvals, authorisations, orders, filings, registrations or qualifications of or with any court or governmental authority in the United Kingdom is required and no other action or thing (including, without limitation, the payment of any stamp or other similar tax or duty) is required to be taken, fulfilled or done by it for or in connection with (i) the execution, issue and offering of Notes under the Programme and compliance by it with the terms of any Notes issued by it under the Programme or (ii) the execution and delivery of, and compliance with the terms of, the Agreements;

(i)
that all corporate approvals and authorisations required by it for or in connection with (i) the execution, issue and offering of Notes by it under the Programme and compliance by it with the terms of any Notes issued by it under the Programme and (ii) the execution and delivery of, and compliance with the terms of, the Agreements have been obtained and are in full force and effect;

(j)
its obligations to pay the principal of and interest on the Notes issued by it are, or when incurred will be, its direct, unconditional and unsecured obligations ranking pari passu in all respects and rateably, without preference or priority by reason of date of issue, currency of payment or otherwise, with all its other unsecured and unsubordinated obligations (whether outstanding at the date hereof or hereafter);

(k)
that none of it, its affiliates, and any persons acting on any of their behalf (which for the avoidance of doubt shall not include any Dealer), has engaged or will engage in any directed selling efforts (as defined in Rule 902(c) under the Securities Act) with respect to the Notes issued by it;

(l)
that it, its affiliates and each person acting on any of their behalf (which for the avoidance of doubt shall not include any Dealer) have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act with respect to the Notes issued by it; and

(m)
that in relation to each Tranche of Notes issued by it for which a Dealer is named as a Stabilising Manager in the applicable Final Terms, it has not issued and will not issue, without the prior consent of that Dealer, any press or other public announcement referring to the proposed issue of such Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes to be issued.

4.3
With regard to each issue of Notes, the relevant Issuer and the Guarantor (if applicable) shall be deemed to repeat the representations, warranties and agreements contained in clauses 4.1 and 4.2 as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such representations, warranties and agreements) provided always that each of the above representations, warranties and agreements shall be qualified by, and to the extent of, any information disclosed in writing for the purpose of such qualifications to, and acknowledged in writing by, the relevant Dealers or, as the case may be, the Dealers and the Arranger on or before the relevant Agreement Date.

4.4
RF and RG shall be deemed to repeat the representations, warranties and agreements contained in clauses 4.1 and 4.2 on each date on which the Prospectus is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 12.

4.5	Except to the extent as may be acknowledged by the Dealers in clause 4.3, representations, warranties and undertakings contained in this clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer with respect to any of the matters referred to in the representations, warranties and undertakings set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.	UNDERTAKINGS OF THE ISSUERS

5.1	Notification of material developments

(a)
The relevant Issuer and the Guarantor (if applicable) shall promptly after becoming aware of the occurrence thereof notify each Dealer of any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or the lapse of time) constitute an Event of Default or of any breach of the representations and warranties or undertakings contained in the Agreements and shall take such steps as may reasonably be requested by the Dealers or, in relation to any specific Tranche, the relevant Dealer or the Lead Manager on behalf of the relevant Dealers, respectively, (and in such case prior to the Issue Date) to remedy and/or publicise the same.

(b)
If, following the Agreement Date and before the Issue Date of the relevant Notes, the relevant Issuer becomes aware that the conditions specified in clause 3.2 will not be satisfied in relation to that issue, such Issuer shall forthwith notify the relevant Dealer (except as otherwise specifically provided) to this effect giving full details thereof. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the relevant Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

5.2	Updating of Prospectus

(a)
On or before each anniversary of the date of this Agreement, the Issuers shall, prior to the first issue of Notes falling on or after the first anniversary of the date of the most recent Prospectus, update or amend the Prospectus (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Prospectus, in a form reviewed by the Dealers.

(b)
If a significant new factor, material mistake or inaccuracy arises or is noted relating to the information included in the Prospectus as then amended and supplemented which is capable of affecting an assessment by investors of the Notes, a supplement to the Prospectus or new Prospectus will be prepared in a form reviewed by the Dealers, provided that each of the relevant Issuer and the Guarantor undertakes that in the period from and including an Agreement Date to and including the related Issue Date of the new Notes, it will only prepare and publish a supplement to, or replacement of, the Prospectus if it is required, or has reasonable grounds to believe that it is required, to do so in order to comply with Section 87G of the FSMA and, in such circumstances, such supplement to, or replacement of, the Prospectus shall, solely as between the relevant Issuer and the Guarantor and the relevant Dealer and solely for the purposes of Section 87Q(4) of the FSMA and clause 3.2(a), be deemed to have been prepared and published so as to comply with the requirements of Section 87G of the FSMA.

(c)
If the terms of the Programme are modified or amended in a manner which would make the Prospectus inaccurate or misleading then a new Prospectus will be prepared and published in accordance with the Prospectus Regulation by the relevant Issuer and (if applicable) the Guarantor in a form approved by the Dealers.

(d)	Upon any supplement or replacement Prospectus being prepared and published as provided above the Issuer and the Guarantor shall supply to each Dealer such number of copies of such supplement or replacement Prospectus as each Dealer may reasonably request. Until a Dealer receives such supplement or replacement Prospectus, as the case may be, the definition of Prospectus in subclause 1.1 shall, in relation to such Dealer, mean the Prospectus prior to the publication of such supplement or replacement Prospectus, as the case may be.

5.3	Listing

Each Issuer confirms that it has made or caused to be made an application for the Programme to be listed on the London Stock Exchange.

In connection with such application in respect of any Series of Notes which is intended to be so listed, the relevant Issuer shall endeavour to obtain the listing as promptly as practicable and the relevant Issuer and the Guarantor (if applicable) shall furnish or procure to be furnished any and all documents, instruments, information and undertakings and publish all advertisements or other material as may be necessary or advisable in order to obtain and maintain (whilst such Notes are outstanding) such listing.

If in relation to any issue of Notes, it is agreed between the relevant Issuer and, in the case of an issue by RF, RF and RG and the relevant Dealer or the Lead Manager, as the case may be, to list the Notes on a Stock Exchange, the relevant Issuer and, in the case of Notes issued by RF, failing RF, RG undertakes to use its reasonable endeavours to obtain and maintain the listing of the Notes on that Stock Exchange. If any Notes cease to be listed on the relevant Stock Exchange, the relevant Issuer shall use its reasonable endeavours promptly to list the Notes on another stock exchange which is commonly used for the quotation or listing of debt securities as it may decide, with the approval of the relevant Dealer or Lead Manager, as the case may be. For the avoidance of doubt, where the relevant Issuer has obtained the listing of Notes on a regulated market in the European Economic Area, the undertaking extends to maintaining that listing, or if this is not possible, to obtaining listing of the relevant Notes on another European Economic Area regulated market.

Each Issuer and the Guarantor (if applicable) shall comply with the rules of each relevant Stock Exchange (or any other relevant authority or authorities) and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange (or any other relevant authority or authorities) in connection with any Notes issued or guaranteed (if applicable) by it listed on such Stock Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange (or any other relevant authority or authorities) all such information as the relevant Stock Exchange (or any other relevant authority or authorities) may require in connection with the listing on such Stock Exchange of any such Notes.

5.4	The Agreements

Each of RG and RF undertakes that it will not:

(a)
without prior consultation with the Dealers, terminate any of the Agreements or effect or permit to become effective any amendment to any such Agreement which, in the case of an amendment, would or might adversely affect the interests of any Dealer or any holder of Notes issued after the date of such amendment; or

(b)	without prior consultation with the Dealers, appoint a different Trustee under the Trust Deed; or

(c)	without prior consultation with the Dealers, appoint a different Agent under the Agency Agreement,

and RG will promptly notify each of the Dealers of any termination of, or amendment to, any of the Agreements and of any change in the Trustee under the Trust Deed and/or the Agent under the Agency Agreement.

5.5	Lawful compliance

Each Issuer and the Guarantor (if applicable) will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled in the United Kingdom and, to the best of its knowledge and belief, elsewhere (including, without limitation, the obtaining of all necessary consents) so that it may lawfully comply with its obligations under all Notes issued or guaranteed (if applicable) by it, the Agreements and, further, so that it may comply with any applicable laws, regulations, Directives and guidelines from time to time promulgated by any governmental and regulatory authorities or stock exchange relevant in the context of the issue of Notes.

5.6	Authorised representative

Each Issuer will notify the Dealers immediately in writing, if any of the persons named in the list referred to in paragraph 3 of Part I of the Initial Documentation List ceases to be authorised to take action on its behalf or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

5.7	Auditors’ comfort letters

RF and RG will (i) at the time of the preparation of the initial Prospectus, (ii) thereafter upon each occasion when the Prospectus is updated or amended pursuant to clause 5.2(a) and on each occasion when the Prospectus is revised, supplemented or amended (insofar as such revision, supplement, amendment or update concerns or contains financial information about such Issuer or the Group) (iii) in the case of Notes issued on a syndicated basis and (iv) at other times whenever so agreed with a Dealer deliver, at the expense of RF and/or RG, as the case may be, to the Dealers a comfort letter or comfort letters from independent auditors of RF and/or RG, as the case may be, in such form and with such content as the Dealers may reasonably request provided that no such letter or letters will be delivered under (ii) above if the only revision, supplement or amendment concerned is the publication or issue of any audited financial statements of RF and/or RG, as the case may be. For the avoidance of doubt, no comfort letter will be automatically deliverable on the mere publication of financial information which is incorporated by reference in the Prospectus.

It at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

5.8	Information on Noteholders’ meetings

The relevant Issuer will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes issued by it (or any of them) which is despatched at the instigation of such Issuer and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes issued by it (or any of them) has otherwise been convened.

5.9	Ratings

RG undertakes promptly to notify the Dealers of any change in the ratings given by the Credit Rating Agencies of debt issued by or guaranteed by RG or upon it becoming aware that such ratings are listed on “Creditwatch” or other similar publication of formal review by the relevant rating agency.

5.10	Commercial Paper

In respect of any Tranche of Notes which have a maturity of less than one year, the relevant Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA):

(a)	the relevant Dealer covenants in the terms set out in paragraph 2(iii) of Appendix B; and

(b)
the redemption value of each Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

6.	INDEMNITY

6.1
Without prejudice to the other rights or remedies of the Dealers, the relevant Issuer and, in the case of Notes issued by RF, RG jointly and severally with RF undertakes to each Dealer that if that Dealer or any Relevant Party relating to that Dealer incurs any liability, damages, cost, loss or expense (including, without limitation. legal fees, costs and expenses) (a “Loss”) arising out of, in connection with, or based on:

(a)	any failure by the relevant Issuer to issue on the agreed Issue Date any Notes which a Dealer has agreed to purchase; or

(b)	any actual or alleged breach of the representations, warranties and undertakings contained in, or made or deemed to be made by such Issuer or the Guarantor (if applicable) under the Agreement; or

(c)	any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Prospectus; or

(d)
any untrue or misleading (or allegedly untrue or misleading) statement in any additional written information provided by the relevant Issuer or the Guarantor (if applicable) to the Dealers under clause 7, the relevant Issuer and/or the Guarantor (if applicable) shall pay to that Dealer on demand an amount equal to such Loss. No Dealer shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this clause 6.1.

6.2
In case any action shall be brought against any Relevant Party in respect of which recovery may be sought from the relevant Issuer and/or the Guarantor (if applicable) under this clause 6, the relevant Dealer shall promptly notify the relevant Issuer and the Guarantor (if applicable) in writing but failure to do so will not relieve the relevant Issuer or the Guarantor (if applicable) from any liability under this Agreement.

6.3
If it so elects within a reasonable time after receipt of the notice referred to in clause 6.2, the relevant Issuer and/or the Guarantor (if applicable) may assume the defence of the action with legal advisers chosen by it and approved by the Relevant Party. Notwithstanding such election a Relevant Party may employ separate legal advisers, and the relevant Issuer and/or the Guarantor (if applicable) shall bear the fees and expenses of such separate legal advisers if:

(a)	the use of the legal advisers chosen by the relevant Issuer or the Guarantor (if applicable) to represent the Relevant Party would present such legal advisers with a conflict of interest;

(b)
the actual or potential defendants in, or targets of, any such action include both the Relevant Party and the relevant Issuer or the Guarantor (if applicable) and the Relevant Party concludes that there may be legal defences available to it and/or other Relevant Parties which are different from or additional to those available to the relevant Issuer or the Guarantor (if applicable);

(c)
the relevant Issuer or the Guarantor (if applicable) has not employed legal advisers satisfactory to the Relevant Party to represent the Relevant Party within a reasonable time after notice of the institution of such action; or

(d)	the relevant Issuer or the Guarantor (if applicable) authorises the Relevant Party to employ separate legal advisers at the expense of the relevant Issuer or the Guarantor (if applicable).

If the relevant Issuer or the Guarantor (if applicable) assumes the defence of the action, neither the relevant Issuer nor the Guarantor (if applicable) shall be liable for any fees and expenses of legal advisers of the Relevant Party incurred thereafter in connection with the action, except as stated above.

6.4
Neither the relevant Issuer nor the Guarantor (if applicable) shall be liable in respect of any settlement of any action effected without its consent, such consent not to be unreasonably withheld or delayed. Neither the relevant Issuer nor the Guarantor (if applicable) shall without the prior written consent of the Relevant Party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought hereunder (whether or not the Relevant Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Relevant Party from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Relevant Party.

7.	AUTHORITY TO DISTRIBUTE DOCUMENTS

7.1
Subject to clause 8 below, each Issuer hereby authorises each of the Dealers on behalf of such Issuer and the Guarantor (if applicable) to provide copies of and make oral statements consistent with (i) the Prospectus (and any translation of all or any part of the Prospectus or any summary drawn up pursuant to Article 19(4) of the Prospectus Directive, as the case may be), (ii) the relevant Final Terms and (iii) such additional written information as such Issuer or the Guarantor (if applicable) shall provide to the Dealers and approve for the Dealers to use in connection with the Programme.

7.2
No Dealer is authorised to give any information or make any representation in connection with the offering or sale of any Notes other than those contained or consistent with, the Prospectus, the relevant Final Terms and such additional written information as the relevant Issuer shall provide to the Dealers or approve for the Dealers to use as contemplated by clause 7.1 above.

8.	DEALERS’ UNDERTAKINGS

8.1	Each Dealer undertakes to comply with the restrictions and agreements set out in Appendix B hereto unless otherwise agreed with the relevant Issuer.

8.2
Each Dealer undertakes with the relevant Issuer and the Guarantor (if applicable) that it will indemnify and hold harmless such Issuer and Guarantor (if applicable), each of their respective affiliates and each person who controls such Issuer and the Guarantor (if applicable) (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents from and against any and all losses, liabilities, costs, claims, damages, expenses (including, but not limited to, legal costs and expenses reasonably incurred) or demands (or actions in respect thereof) which any of them may incur or which may be made against any of them, insofar as such losses, liabilities, costs, claims, damages, expenses or demands (or actions in respect thereof) arise out of, in relation to or in connection with any failure by such Dealer to comply with the restrictions and agreements set out in Appendix B hereto. The provisions of clauses 6.2 and 6.3 of this Agreement shall apply mutatis mutandis to this clause 8.2.

9.	FEES, EXPENSES AND STAMP DUTIES

The relevant Issuer (failing whom the Guarantor, in the case of Notes to be issued by RF) undertakes that it will:

(a)	pay to each Dealer all commissions agreed between the relevant Issuer and such Dealer in connection with the sale of any Notes to that Dealer and any value added or other tax thereon);

(b)	pay (together with any value added tax or other tax thereon):

(i)	the fees and expenses of its legal advisers and auditors:

(ii)	the cost of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange:

(iii)	the cost of obtaining any credit rating for the Notes:

(iv)	the fees and expenses of the Trustee and the agents appointed under the Agency Agreement; and

(v)
all expenses in connection with the establishment of the Programme and each future update of the Programme including, but not limited to, the preparation, printing, delivery and distribution of the Prospectus, all supplements and amendments to it, replacement of it and each update to it and the cost of any publicity or advertising agreed by the relevant Issuer and in the case of an issue by RF, RF and RG;

(c)
pay to J.P. Morgan Securities Ltd. the fees and disbursements of the legal advisers appointed to represent the Dealers and the Trustee (including any value added tax or other tax thereon) in connection with the establishment of the Programme; and

(d)
pay promptly, and in any event before any penalty becomes payable, any United Kingdom, Luxembourgeois or Belgian stamp, documentary, registration or similar duty or tax including any stamp duty reserve tax) payable in connection with the entry into performance (including any transaction carried out pursuant to this Agreement), enforcement or admissibility in evidence of any Note, any of the Agreements, any Final Terms or any communication pursuant thereto or on any exchange of the Temporary Global Note for a Permanent Global Note or of a Global Note for Definitive Notes.

10.	TERMINATION OF APPOINTMENT OF DEALERS

The Issuers and the Guarantor (if applicable) or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days’ written notice to the other parties hereto. The relevant Issuer and the Guarantor (if applicable) may terminate the appointment of a Dealer or Dealers by giving, not less than 30 days’ written notice to such Dealer or Dealers with a copy promptly thereafter to all the other Dealers, the Trustee and the Agent). Termination shall not affect any rights or obligations (including, but not limited to those arising, under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time. In addition, if any such termination occurs after the relevant Issuer has accepted an offer to subscribe or procure the subscription of Notes and prior to the Issue Date in respect thereof, the obligations of such Issuer under clauses 2 and 3 shall also remain in effect.

11.	APPOINTMENT OF NEW DEALERS

11.1
Nothing in this Agreement shall prevent the Issuers and the Guarantor from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, the relevant Issuer from appointing one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement:

(a)	any New Dealer shall have first delivered to the relevant Issuer and Guarantor an appropriate Dealer Accession Letter; and

(b)	the relevant Issuer and Guarantor shall have delivered to such New Dealer an appropriate Confirmation Letter.

11.2
Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Tranche.

11.3
The Issuers shall promptly notify the other Dealers, the Trustee and the Agent of any appointment of a New Dealer for the duration or the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Trustee and the Agent only.

12.	INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

12.1
From time to time the Issuers may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programme. In such circumstances, the Issuers may give notification of such an increase (subject as set out in clause 12.2) by delivering to the Dealers, with a copy to the Trustee and the Agent, a letter substantially in the form set out in Appendix D hereto. Upon the date specified in such notice (which date may not be earlier than seven London business days after the date the notice is given) and subject to satisfaction of the conditions precedent set out in clause 12.2, all references in the Agreements to a Euro Medium Term Note Programme of a certain nominal amount shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

12.2
Notwithstanding clause 12.1, the right of the Issuers to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory all the documents and confirmations described in Part II of the Initial Documentation List (with such changes as may be relevant with reference to the circumstances at the time of the proposed increase as are agreed between the Issuers and the Dealers), and the satisfaction of any further conditions precedent that any of the Dealers may reasonably require, including, without limitation, the production of a new

Prospectus or a supplement to the Prospectus by the Issuers and any further or other documents required by the relevant Stock Exchange for the purpose of listing any Notes to be issued on the relevant Stock Exchange. The Arranger shall circulate to the Dealers all the documents and confirmations described in Part II of the Initial Documentation List and any further conditions precedent so required. Any Dealer must notify the Arranger and the Issuers within ten London business days of receipt if it considers, in its reasonable opinion, such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

13.	STATUS OF THE DEALERS AND THE ARRANGER

Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Prospectus, any Final Terms, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

14.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

15.	COMMUNICATIONS

15.1
All communications shall be by telex, fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the telex number, fax number or address or telephone number and, in the case of a communication by telex, fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, telex number, fax number and person(s) or department so specified by each party are set out in the Procedures Memorandum.

15.2
A communication shall be deemed received (if by telex) when a confirmed answerback is received at the end of the transmission, (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause. However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective on the next business day in the place of receipt. Every communication shall be irrevocable save in respect of any manifest error therein.

16.	BENEFIT OF AGREEMENT

16.1	This Agreement shall be binding upon and shall inure for the benefit of the Issuers, the Guarantor and each Dealer and their respective successors and permitted assigns.

16.2
A Dealer may only assign or transfer its rights or obligations under this Agreement with the prior written consent of the Issuers (such consent not to be unreasonably withheld) except for an assignment and/or transfer of all of a Dealer’s rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such transfer and assumption of obligations such Dealer shall be relieved of and fully discharged from all obligations under this Agreement, whether such obligations arose before or after such transfer and assumption.

17.	CALCULATION AGENT

17.1
In the case of any Series of Notes which require the appointment of a Calculation Agent the Agent shall act as Calculation Agent, unless the relevant Dealer or, as the case may be, the Lead Manager requests the relevant Issuer to appoint such Dealer or Lead Manager, or a person nominated by such Dealer or Lead Manager (a “Nominee”), as Calculation Agent.

17.2
Should such a request be agreed by the relevant Issuer the appointment of that Dealer, Lead Manager or Nominee shall be automatic upon the issue of the relevant Series of Notes and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement, and no further action shall be required to effect the appointment of such Dealer, Lead Manager or Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Dealer, Lead Manager or Nominee so appointed will be entered in the applicable Final Terms.

18.	STABILISATION

In connection with the distribution of any Notes, the Dealer (if any) designated as stabilising manager in the applicable Final Terms or any person acting for him may over-allot or effect transactions with a view to supporting the market price of such Notes and/or any associated securities at a level higher than that which might otherwise prevail, but in doing so such Dealer or any such person acting for him shall act as principal and not as agent of the relevant Issuer or, if applicable, the Guarantor. Any stabilisation will be conducted in accordance with all applicable regulations. Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising therefrom shall be retained, by the stabilising manager for its own account.

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.	GOVERNING LAW

This Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 shall be governed by, and construed in accordance with, the laws of England.

APPENDIX A

INITIAL DOCUMENTATION LIST

Part I

1.	A certified copy of the Memorandum and Articles of Association of RF and RG.

2.	A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken on behalf of RF and RG:

(a)	to approve its entry into the Agreements, the creation of the Programme and the issue of Notes;

(b)	to authorise appropriate persons to execute each of the Agreements and any Notes and to take any other action in connection therewith; and

(c)	to authorise appropriate persons to enter into agreements with any Dealer on behalf of RF and/or RG in connection with the issue of Notes in accordance with clause 2 of this Agreement.

3.	A certified list of the names, titles and specimen signatures of the persons authorised on behalf of RF and RG in accordance with paragraph 2(c) above.

4.
Certified copies of any other governmental or other consents, authorisations and approvals required for RF and RG to issue Notes and for RG to give the Guarantee, for RF and RG to execute and deliver the Agreements and for RF and RG to fulfil their respective obligations under the Agreements.

5.
Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes with the Guarantee enfaced thereon (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of RF and/or RG as specified in paragraph 2(b) above, have been delivered to the Agent.

6.
A legal opinion addressed to each of the Dealers and the Trustee dated on or after the date of this Agreement, in such form and with such content as the Dealers and the Trustee may reasonably require, from Ashurst, legal advisers to RF and RG as to English law.

7.
A conformed copy of each Agreement and confirmation that executed copies of such documents have been delivered, in the case of the Trust Deed, to the Trustee and, in the case of the Agency Agreement, to the Trustee and the Agent (for itself and the other agents party thereto).

8.	A printed final version of the Prospectus and the Procedures Memorandum.

9.	Confirmation that the Prospectus has been approved as a base prospectus by the Financial Services Authority and has been published in accordance with the Prospectus Directive.

10.	Comfort letters from PricewaterhouseCoopers as independent auditors of RF and RG in such form and with such content as the Dealers may reasonably request.

11.	Confirmation that the Programme has been rated by the Credit Rating Agencies.

Part II

1.	A certified copy of the Memorandum and Articles of Association of RF and RG or confirmation that they have not been changed since they were last submitted to the Dealers.

2.
A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of RF and RG to approve the increase in the amount of the Programme.

3.	Certified copies of any other governmental or other consents, authorisations and approvals required for the increase.

4.
Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes with the Guarantee enfaced thereon (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of RF and RG as specified in paragraph 2(b) of Part I of the Initial Documentation List, have been delivered to the Agent.

5.
A legal opinion addressed to each of the Dealers and the Trustee dated on or after the date of this Agreement, in such form and with such content as the Dealers and the Trustee may reasonably require, from Ashurst, legal advisers to RF and RG as to English law.

6.	A printed final version of the Prospectus.

7.	Comfort letters from PricewaterhouseCoopers as independent auditors of RF and RG in such form and with such content as the Dealers may reasonably request.

8.	Confirmation from the Credit Rating Agencies that there has been no change in the rating assigned by them to the Programme as a result of the increase.

APPENDIX B

SELLING RESTRICTIONS

1.	United States

(1)
The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has offered and sold any Notes, and will offer and sell any Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and certified as provided below, only in accordance with Rule 903 of Regulation S under the Securities Act. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or in the case of a syndicated issue, the relevant Lead Manager) shall determine and certify to the Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Agent agrees to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act” ), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and certified by the relevant Dealer, in the case of a non-syndicated issue, or the Lead Manager, in the case of a syndicated issue, and except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this paragraph 1(1) have the meanings given to them by Regulation S.

(2)
Each Dealer represents and agrees that it, its affiliates or any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.

(3)	In addition in respect of Notes where TEFRA D is specified in the applicable Final Terms:

(a)
except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the “D Rules”), each Dealer (a) represents that it has not offered or sold, and agrees that during the restricted period it will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (b) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

(b)
each Dealer represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(c)
if it is a United States person, each Dealer represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and if it retains Notes in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D)(6); and

(d)
with respect to each affiliate that acquires Notes from a Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer repeats and confirms the representations and agreements contained in subparagraphs (a), (b) and (c) on such affiliate’s behalf.

Terms used in this paragraph 1(3) have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

(4)
In respect of Notes where TEFRA C is specified in the applicable Final Terms, such Notes must be issued and delivered outside the United States and its possessions in connection with their original issuance. Each Dealer represents and agrees that it has not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, such Notes within the United States or its possessions in connection with their original issuance. Further, each Dealer represents and agrees in connection with the original issuance of such Notes that it has not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if such purchaser is within the United States or its possessions and will not otherwise involve its U.S. office in the offer or sale of such Notes.

(5)
Each issue of Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the relevant Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Final Terms. The relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

2.	United Kingdom

Each Dealer represents and agrees that:

(a)
in relation to any Notes which have a maturity of less than one year, it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

3.	Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each Dealer represents and agrees, and each further Dealer appointed under the Programme will be required to represent and agree, that it has not, directly or indirectly, offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws and regulations of Japan.

4.	Germany

Each Dealer acknowledges, and each further Dealer appointed under the Programme will be required to acknowledge, that it will comply with the restrictions contained in the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other laws and regulations applicable in the Federal Republic of Germany governing the issue, the offering and the sale of securities.

5.	The Netherlands

Each Dealer represents and agrees, and each further Dealer appointed under the Programme will be required to represent and agree, that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any Notes with a denomination of less than €50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (“Wet toezicht effectenverkeer 1995”) is applicable and the conditions attached to such exemption or exception are complied with. In addition, transfer requirements may apply to Zero Coupon Notes and other Notes which qualify as savings certificates as defined in the Savings Certificates Act (Wet inzake Spaarbewizen).

6.	General

These selling restrictions may be modified by the agreement of the Issuers and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Final Terms issued in respect of the issue of Notes to which it relates or in a supplement to this Prospectus.

Other than in the United Kingdom, no action has been taken in any jurisdiction that would permit a public offering of any of the Notes, or possession or distribution of the Prospectus or any other offering material or any Final Terms, in any country or jurisdiction where action for that purpose is required.

Each Dealer agrees, and each further Dealer appointed under the Programme will be required to agree, that it will, to the best of its knowledge, comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Prospectus, any other offering material or any Final Terms and neither of the Issuers and, in the case of an issue by RF, neither RF or RG and none of the Dealer shall have responsibility therefor.

With regard to each Tranche, the relevant Dealer will be required to comply with additional restrictions agreed between the Issuer and the relevant Dealer and set out in the applicable Final Terms.

APPENDIX C

PART I

FORM OF DEALER ACCESSION LETTER - PROGRAMME

[Date]

To:        Reuters Group PLC
Reuters Finance PLC
(the “Issuers”)

Dear Sirs,

Reuters Group PLC and Reuters Finance PLC
£1,000,000,000
Euro Medium Term Note Programme

We refer to the Amended and Restated Programme Agreement dated 9 June 2006 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuers and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the “Programme Agreement”).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement;

(ii)	a copy of current versions of all documents referred to in Part I of Appendix A of the Programme Agreement; and

(iii)	a reliance letter from the independent auditors of the Issuers,

and have found them to our satisfaction.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile, telex (+ answerback) and attention].

In consideration of the appointment by the Issuers of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuers and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

[Name of New Dealer]

By:

cc:        Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent
The other Dealers

PART II

FORM OF CONFIRMATION LETTER - PROGRAMME

[Date]

To: [Name and address of New Dealer]

Dear Sirs,

Reuters Group PLC and Reuters Finance PLC
£1,000,000,000
Euro Medium Term Note Programme

We refer to the Amended and Restated Programme Agreement dated 9 June 2006 (such agreement, as amended, supplemented or restated from time to time, the “Programme Agreement”) entered into in respect of the above Euro Medium Term Note Programme and hereby acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We hereby confirm that, with effect from the date hereof, you shall become a Dealer under the Programme Agreement in accordance with clause 11.2 of the Programme Agreement.

Yours faithfully,
Reuters Group PLC

By:

Reuters Finance PLC

By:

cc:        Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent
The other Dealers

PART III

FORM OF DEALER ACCESSION LETTER - NOTE ISSUE

[Date]

To:        [Reuters Group PLC]/
[Reuters Finance PLC]
(the “Issuer”)

Dear Sirs.

[Reuters Croup PLC]/[Reuters Finance PLC]
[Description of issue]
(the “Notes”)

We refer to the Amended and Restated Programme Agreement dated 9 June 2006 and made between the Issuer and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the “Programme Agreement”).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of current versions of such of the other documents referred to in Part I of Appendix A of the Programme Agreement as we have requested,

and have found them to our satisfaction or (in the case of the documents referred to in (ii) above) have waived such production.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile, telex (+ answerback) and attention].

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we hereby undertake, for the benefit of the Issuer and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully
[Name of New Dealer]

By:

cc:        Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent

PART IV

FORM OF CONFIRMATION LETTER - NOTE ISSUE

[Date]

To: [Name and address of New Dealer]

Dear Sirs,

[Reuters Group PLC]/[Reuters Finance PLC]
[Description of issue]
(the “Notes”)

We refer to the Amended and Restated Programme Agreement dated 9 June 2006 (such agreement, as amended, supplemented or restated from time to time, the “Programme Agreement”) and hereby acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We hereby confirm that, with effect from the date hereof, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with the provisions of clause 11.2 of the Programme Agreement.

Yours faithfully,

[Reuters Group PLC]/[Reuters Finance PLC]

By:

cc:        Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent

APPENDIX D

LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT OF THE PROGRAMME

[Date]

To:       The Dealers (as such expression is defined in the
Amended and Restated  Programme Agreement
dated 9 June 2006, as amended,
supplemented or restated from time to time,
(the “Programme Agreement”))

Dear Sirs,

Reuters Group PLC and Reuters Finance PLC
Euro Medium Term Note Programme

We hereby require, pursuant to clause 12.1 of the Programme Agreement, that the aggregate nominal amount of the above Programme be increased to £ [specify] from [specify date which is no earlier than seven London business days after the date the notice is given] whereupon (but subject as provided in the next paragraph) all references in the Agreements will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in clause 12.2 of the Programme Agreement namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in Part II of the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Issuers and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within ten London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,
Reuters Group PLC

By:

Reuters Finance PLC

By:

cc:        Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent

APPENDIX E

FORM OF SUBSCRIPTION AGREEMENT

[REUTERS GROUP PLC/REUTERS FINANCE PLC]

[DESCRIPTION OF ISSUE]

[DATE]

To:        [Names of Dealers]
(the “Managers”)

c/o        [Name of Lead Manager]
(the “Lead Manager”)

cc:        Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent

Dear Sirs,

[Reuters Group PLC]/[Reuters Finance PLC] (the “Issuer”) proposes to issue [DESCRIPTION OF ISSUE] (the “Notes”) pursuant to the £ [   ] Euro Medium Term Note Programme established by it. The Notes will be unconditionally and irrevocably guaranteed by Reuters Group PLC (the “Guarantor”).] The terms of the issue shall be as set out in the form of Final Terms attached to this Agreement as Annex A.

This Agreement is supplemental to the Amended and Restated Programme Agreement (the “Programme Agreement”) dated 9 June 2006 made between the Issuer and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.
This Agreement appoints each Manager which is not a party to the Programme Agreement (each a “New Dealer”) as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes. The Lead Manager confirms that it is in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of such of the documents referred to in Part I of Appendix A of the Programme Agreement as the Lead Manager (on behalf of the Managers) has requested and has confirmed with each New Dealer that it has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

[insert name, address, telephone, facsimile, telex (+ answerback) and attention].

In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, the [Guarantor, the] Lead Manager (for itself and each of the other Dealers) and the Managers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager. The Issuer [and the Guarantor] hereby confirm[s] that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.
Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of [specify] per cent. of the principal amount of the Notes (the “Purchase Price”), being the issue price of [specify] per cent. less a selling commission of [specify] per cent. of such principal amount and a combined management and underwriting commission of [specify] per cent. of such principal amount.

3.	The settlement procedures set out in Part [1/2] of Annex A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(i)	the sum payable on the Issue Date shall represent the Purchase Price less any amount payable in respect of Managers’ expenses as provided in the agreement referred to in clause 4 of this Agreement);

(ii)	“Issue Date” means [specify] a.m. ([specify] time) on [specify] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

(iii)
“Payment Instruction Date” means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

4.	The arrangements in relation to expenses have been separately agreed between the Issuer [, the Guarantor] and the Lead Manager.

5.	The obligation of the Managers to purchase the Notes is conditional upon:

(i)
the conditions set out in clause 3(2) (other than that set out in clause 3(2)(e) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to “relevant Dealer” shall be construed as references to the Lead Manager); and

(ii)	the delivery to the Lead Manager on the Payment Instruction Date of:

(A)
a legal opinion addressed to the Managers and the Trustee dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from Ashurst, the legal advisers to the Issuer [and the Guarantor] as to English law;

(B)
a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer [and a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Guarantor]

giving confirmation to the effect stated in paragraph (i) of this clause; and

(C)	[a] comfort letter[s] dated the Payment Instruction Date from the independent auditors of [the Issuer the Guarantor], in such form and with such content as the Managers may reasonably request.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer[, or failing whom, the Guarantor] in relation to expenses as provided in the agreement referred to in clause 4 and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3.2(c) of the Programme Agreement) or any part of them.

6.
The Lead Manager, on behalf of the Managers, may, by notice to the Issuer and after consultation with the Issuer if practicable, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer, if in the opinion of the Lead Manager, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer[, or failing whom, the Guarantor] in relation to expenses as provided in the agreement referred to in clause 4 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

7.
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

8.	Clause 20 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

9.
This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For: [Reuters Group PLC]/[Reuters Finance PLC]

By:

[For: Reuters Group PLC

By:    ]

We agree to the foregoing.

For: [NAMES OF MANAGERS]

By:

ANNEX A TO THE SUBSCRIPTION AGREEMENT

[Form of Final Terms]

SIGNATORIES

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

The Issuers

Reuters Group PLC

By: /s/ DAVID GRIGSON

Reuters Finance PLC

By: /s/ ROSEMARY MARTIN

The Guarantor

Reuters Group PLC

By: /s/ DAVID GRIGSON

The Dealers

ABN AMRO Bank N.V.

Citigroup Global Markets Limited

Credit Suisse Securities (Europe) Limited

HSBC Bank plc

J.P. Morgan Securities Ltd.

Morgan Stanley & Co. International Limited

UBS Limited

By: /s/ DIEDERIK VAN IMPE